Exhibit 10.1

NOMINATING AND SUPPORT AGREEMENT

This NOMINATING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2019, by and among (i) TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”, and together with Parent, the “Parent Parties”), and (ii) Clairvest Equity Partners V Limited Partnership, an Ontario limited partnership (“CEP V”), Clairvest Equity Partners V-A Limited Partnership, an Ontario limited partnership (“CEP V-A”), and CEP V Co-Investment Limited Partnership, a Manitoba limited partnership (“CEP Co-Invest”, and together with CEP V and CEP V-A, the “Clairvest Investors”).

RECITALS

A. Parent is party to that certain Transaction Agreement, dated as of June 13, 2019 (and amended on July 22, 2019 and October 3, 2019), by and among Parent, each of the persons set forth on Schedule 1 thereto (collectively, the “Sellers”), and each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), each in their capacity as a Shareholder Representative (as amended, and as it may from time to time be further amended, the “Transaction Agreement”).

B. The Clairvest Investors agree to enter into this Agreement with respect to (a) the shares in all common and preferred stock, no par value per share, of the Company (the “Company Stock”) that the Clairvest Investors own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Company Stock (together with Company Stock, the “Subject Securities”) and (c) any additional Subject Securities that the Clairvest Investors may hereinafter acquire.

C. The Clairvest Investors are the beneficial or record owners of, and have either sole or shared voting power over, such number of Subject Securities as are indicated on Schedule 1 attached hereto.

D. In consideration for the Clairvest Investors delivering the Joinder Agreement and the Cash Election Form (as defined below), Parent has agreed to (i) appoint the Clairvest Nominee (as defined below) to the board of directors of Parent (the “Board”) as a Class III director with a term expiring at the 2022 annual meeting of the stockholders of Parent and (ii) nominate the Clairvest nominee to the Board as otherwise set forth herein.

E. Each of the Parent Parties and the Clairvest Investors has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Nominate and Appoint Director.

a) The Clairvest Investors and the Parent Parties agree that the Clairvest Investors hereby nominates Kenneth B. Rotman as the Clairvest nominee (as such nominee may be replaced from time to time as provided herein, the “Clairvest Nominee”) and Parent shall execute such documents and perform such further acts as may be reasonably required or necessary to designate such Clairvest Nominee as a Class III director with a term expiring at the 2022 annual meeting of the stockholders of

Parent; provided, that, upon any date on which the Clairvest Investors (and its Affiliates, as the case may be) collectively do not own at least 8% of the outstanding shares of New Parent Class A-1 Stock, the Clairvest Nominee shall, if requested by the Board, be required to resign from, and promptly deliver his resignation to, the Board. If the initial Clairvest Nominee dies, resigns, is disqualified or is removed from the Board, in each case for whatever reason, then, at the request of the Clairvest Investors, the Clairvest Investors and Parent (acting through the Board) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement nominee selected by the Clairvest Investors who (i) has not previously served on the board of directors of Accel Entertainment, Inc. and (ii) satisfies the Director Criteria (as defined below).

b) Parent hereby covenants, undertakes and agrees that, subject to the requirements of fiduciary duties under applicable laws, it shall include in its slate of nominees for election as directors of Parent at each of meeting of stockholders or action by written consent at which directors are to be elected to the Board (an “Election Meeting”), one individual that is nominated by each Person who holds (together with such Person’s Affiliates) at least 8% of the outstanding shares of New Parent Class A-1 Stock as of the Closing (each such Person, an “8% Holder”) until the earlier of (i) the date upon which any Person (together with such Person’s Affiliates) does not own at least 8% of the outstanding shares of New Parent Class A-1 Stock, or (ii) the seven year anniversary of the Closing; provided, that, the individual nominated by any 8% Holder (such individual, an “8% Nominee”) shall be qualified to serve as a director under applicable law and listing requirements, shall be reasonably acceptable to the Board and the Parent Nominating and Corporate Governance Committee (it being understood that any director who is a designee of the Board as of the Closing shall be deemed reasonably acceptable) and that such 8% Nominee shall provide Parent with all requisite information for serving as a director, including completing and executing on a timely basis a questionnaire in the form Parent provides to its outside directors generally and answering reasonable follow-up questions (the criteria in this proviso, collectively, the “Director Criteria”); provided, further, that Parent shall have no obligation to support the nomination of or cause the Board to include in the slate of nominees for election of directors of Parent an 8% Nominee if the 8% Holder designating such 8% Nominee already has an 8% Nominee serving as a director on the Board at the time of such Election Meeting and the term of such 8% Nominee as a director on the Board does not expire at such Election Meeting. If a vacancy on the Board is created as a result of the death, resignation, disqualification or removal of an 8% Nominee, in each case for whatever reason, then, at the request of the 8% Holder, the 8% Holder and Parent (acting through the Board) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement 8% Nominee who is selected by the 8% Holder and satisfies the Director Criteria. For the purposes of this Section 1(b) only, Andrew Rubenstein and Gordon Rubenstein shall be deemed Affiliates of the other. The Clairvest Investors agree that their 8% Nominee shall not be an individual who has previously served on the board of directors of Accel Entertainment, Inc.

2. Agreement to Vote Shares. The Clairvest Investors hereby covenant, undertake and agree from time to time, until the Clairvest Nominee or an 8% Nominee who is nominated by the Clairvest Investors pursuant to Section 1(b) is no longer serving on the Board, to vote (or cause to be voted) all New Parent Class A-1 Stock beneficially owned or owned of record by the Clairvest Investors at any meeting of the stockholders of Parent in favor of each director nominated by the Board (or its Nominating and Corporate Governance Committee), as provided in any Parent Circular (“Board Election”). For the purposes of this Section 2, “Parent Circular” means notice of any meeting of the stockholders of Parent and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the stockholders of Parent in connection with any such meeting of the stockholders of Parent, as amended, supplemented or otherwise modified from time to time. For greater certainty, nothing in this Agreement shall restrict the Clairvest Investors from voting its securities of the Parent with respect to matters other than Board Election.

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3. Agreement to Execute Joinder Agreement and Make a Stock Election. Concurrently with the execution of this Agreement, each Clairvest Investor is delivering to Parent (i) a duly executed Joinder Agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) and (ii) a Cash Election Form substantially in the form attached hereto as Exhibit B (the “Cash Election Form”) setting forth a Cash Election equal to the percentage portion of Subject Securities owned by such Clairvest Investor set forth in Schedule 1 attached hereto. Notwithstanding the foregoing, the executed Joinder Agreement shall be deemed null and void to the extent the Transaction Agreement is further amended after the date hereof without the prior written consent of the Clairvest Investors.

4. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon the earlier of (i) the mutual agreement of the parties hereto and (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

5. Miscellaneous.

a) Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement.

b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

c) Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

d) Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

e) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

f) No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of the parties hereto and any other 8% Holders, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

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g) Entire Agreement. This Agreement (including Schedule 1 attached hereto (which is deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule 1 attached hereto) or the Transaction Agreement.

h) Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

i) Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	President and Chief Executive Officer

[Signature Page to Nominating and Support Agreement]

NEWCO:

NEW PACE LLC

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	President and Secretary

[Signature Page to Nominating and Support Agreement]

Clairvest Investors:

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GP MANAGECO INC.

By:	/s/ Ken Rotman
Name:	Ken Rotman
Title:	CEO

By:	/s/ Jim Miller
Name:	Jim Miller
Title:	General Counsel

CLAIRVEST EQUITY PARTNERS V-A LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GENERAL PARTNER V L.P., by its general partner, CLAIRVEST GP (GPLP) INC.

By:	/s/ Ken Rotman
Name:	Ken Rotman
Title:	CEO

By:	/s/ Jim Miller
Name:	Jim Miller
Title:	General Counsel

CEP V CO-INVESTMENT LIMITED PARTNERSHIP, by its general partner, CLAIRVEST GENERAL PARTNER V L.P., by its general partner, CLAIRVEST GP (GPLP) INC.

By:	/s/ Ken Rotman
Name:	Ken Rotman
Title:	CEO

By:	/s/ Jim Miller
Name:	Jim Miller
Title:	General Counsel

[Signature Page to Nominating and Support Agreement]

Schedule 1

Clairvest Investor	Subject Securities	Percentage portion of Subject Securities subject to Cash Election
Clairvest Equity Partners V Limited Partnership	555,907	0%
Clairvest Equity Partners V-A Limited Partnership	105,540	0%
CEP V Co-Investment Limited Partnership	283,478	0%

Exhibit A

Form of Joinder Agreement

See attached.

Exhibit B

Cash Election Form

See attached.